As filed with the Securities and Exchange Commission on March 1, 2019

Registration No. 333-162209

Registration No. 333-162210

Registration No. 333-176147

Registration No. 333-213064

Registration No. 333-218907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162209

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162210

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176147

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-213064

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218907

UNDER THE SECURITIES ACT OF 1933

CIMAREX RESOLUTE LLC

(successor in interest to Resolute Energy Corporation)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0659371 (IRS Employer Identification No.)

1700 Lincoln Street, Suite 3700 Denver, Colorado (Address of Principal Executive Offices)	80203 (Zip Code)

2009 Performance Incentive Plan
Retention Bonus Awards

Resolute Energy Corporation 2009 Performance Incentive Plan

Resolute Energy Corporation 2009 Performance Incentive Plan

Resolute Energy Corporation 2009 Performance Incentive Plan

(Full title of the plan)

Francis B. Barron

Senior Vice President—General Counsel

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

(303) 295-3995

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐.

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Successor (as defined below) with the Securities and Exchange Commission (the “Commission”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•                  Registration Statement No. 333-162209, filed with the Commission on September 30, 2009, pertaining to the registration of 2,760,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Resolute Energy Corporation (the “Registrant”) under the Resolute Energy Corporation 2009 Performance Incentive Plan;

•                  Registration Statement No. 333-162210, filed with the Commission on September 30, 2009, pertaining to the registration of 200,000 shares of Common Stock pursuant to the Resolute Energy Corporation Retention Bonus Awards;

•                  Registration Statement No. 333-176147, filed with the Commission on August 8, 2011, pertaining to the registration of 6,397,744 shares of Common Stock pursuant to the Resolute Energy Corporation 2009 Performance Incentive Plan;

•                  Registration Statement No. 333-213064, filed with the Commission on August 10, 2016, pertaining to the registration of 1,620,000 shares of Common Stock pursuant to the Resolute Energy Corporation 2009 Performance Incentive Plan; and

•                  Registration Statement No. 333-218907, filed with the Commission on June 22, 2017, pertaining to the registration of 1,450,000 shares of Common Stock pursuant to the Resolute Energy Corporation 2009 Performance Incentive Plan.

On March 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of November 18, 2018, by and among the Registrant, Cimarex Energy Co., a Delaware corporation (“Cimarex”), CR Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Cimarex (“Merger Sub 1”), and CR Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Cimarex (“Merger Sub 2”), (i) Merger Sub 1 merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Cimarex and (ii) immediately thereafter, the Surviving Corporation was merged with and into Merger Sub 2 (the mergers described in (i) and (ii), collectively, the “Merger”), with Merger Sub 2 surviving and continuing as “Cimarex Resolute LLC”  (the “Successor”).

As a result of the Merger, any offerings contemplated by the Registration Statements have been terminated by the Successor as of the date hereof. In accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Successor hereby removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cimarex Resolute LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 1, 2019.

CIMAREX RESOLUTE LLC
(successor in interest to Resolute Energy Corporation)

By:	/s/ Francis B. Barron
Name:	Francis B. Barron
Title:	Senior Vice President — General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.